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		     Rule 18f-3 (d) Multiple Class Plan
			for Smith Barney Mutual Funds


Introduction

	This plan (the "Plan") is adopted pursuant to Rule 18f-3 (d) of the Investment Company Act of 1940, as amended (the "1940 Act"). Shares of the Smith Barney Mutual Funds listed on Schedule A, as may be from time to time amended (the "Funds" and each a "Fund") are distributed pursuant to a system (the "Multiple Class System") in which each class of shares (a "Class") of a Fund represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.

I.  Distribution Arrangements and Service Fees

	One or more Classes of shares of the Funds are offered for purchase by investors with the following sales load structure. In addition, pursuant to Rule 12b-1 under the 1940 Act (the "Rule"), the Funds have each adopted a plan (the "Services and Distribution Plan") under which shares of the Classes are subject to the services and distribution fees described below.

	1.  Class A Shares

	    Class A shares are offered with a front-end sales load and under the Services and Distribution Plan are subject to a service fee of up to 0.25% of average daily net assets. In addition, the Funds are permitted to assess a contingent deferred sales charge ("CDSC") on certain redemptions of Class A shares sold pursuant to a complete waiver of front-end sales loads applicable to large purchases, if the shares are redeemed within one year of the date of purchase. This waiver applies to sales of Class A shares where the amount of purchase is equal to or exceeds $500,000 although this amount may be changed in the future.

	2.  Class B Shares

	    Class B shares are offered without a front-end sales load, but are subject to a five-year declining CDSC and under the Services and Distribution Plan are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.75% of average daily net assets.

	3.  Class C Shares

	    Class C shares are offered without a front-end load, but are subject to a one-year CDSC and under the Services and Distribution Plan are subject to a service fee at an annual rate of up to 0.25% of average daily net assets and a distribution fee at an annual rate of up to 0.75% of average daily net assets. Unlike Class B shares, Class C shares do not have the conversion feature as discussed below and accordingly, these shares are subject to a distribution fee for an indefinite period of time. The Funds reserve the right to impose these fees at such higher rates as may be determined.

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	4.  Class Y Shares

	    Class Y shares are offered without imposition of either a sales charge, a service fee or distribution fee for investments where the amount of purchase is equal to or exceeds $5 million.

	5.  Class Z Shares

	    Class Z shares are offered without imposition of either a sales charge or a service or distribution fee for purchase (i) by employee benefit and retirement plans of Smith Barney and its affiliates, (ii) by certain unit investment trusts sponsored by Smith Barney and its affiliates, and (iii) although not currently authorized by the governing boards of the Funds, when and if authorized, (x) by employees of Smith Barney and its affiliates and (y) by directors, general partners or trustees of any investment company for which Smith Barney serves as a distributor and, for each of (x) and (y), their spouses and minor children.

	6.  Additional Classes of Shares

            The Boards of Directors and Trustees of the Funds have the authority to create additional classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act.

II.  Expense Allocations

	Under the Multiple Class System, all expenses incurred by a Fund are allocated among the various Classes of shares based on the net assets of the Fund attributable to each Class, except that each Class's net assets value and expenses reflect the expenses associated with that Class under the Fund's Services and Distribution Plan, including any costs associated with obtaining shareholder approval of the Services and Distribution Plan (or an amendment thereto) and any expenses specific to that Class. Such expenses are limited to the following:

	(i) transfer agency fees as identified by the transfer agent as being attributable to a specific Class;

	(ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders;

	(iii)  Blue Sky registration fees incurred by a Class of shares;

	(iv) Securities and Exchange Commission registration fees incurred by a Class of shares;

	(v) the expense of administrative personnel and services as required to support the shareholders of a specific Class;

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	(vi)  litigation or other legal expenses relating solely to one Class
	of shares; and

	(vii) fees of members of the governing boards of the funds incurred as a result of issues relating to one Class of shares.

	Pursuant to the Multiple Class System, expenses of a Fund allocated to a particular Class of shares of that Fund are borne on a pro rata basis by each outstanding share of that Class.

III.  Conversion Rights of Class B Shares

	All Class B shares of each Fund will automatically convert to Class A shares after a certain holding period, expected to be, in most cases, approximately eight years but may be shorter. Upon the expiration of the holding period, Class B shares (except those purchases through the reinvestment of dividends and other distributions paid in respect of Class B shares) will automatically convert to Class A shares of the Fund at the relative net asset value of each of the Classes, and will, as a result, thereafter be subject to the lower fee under the Services and Distribution Plan. For purposes of calculating the holding period required for conversion, newly created Class B shares issued after the date of implementation of the Multiple Class System are deemed to have been issued on (i) the date on which the issuance of the Class B shares occurred or (ii) for Class B shares obtained through an exchange, or a series of exchanges, the date on which the issuance of the original Class B shares occurred.

	Shares purchased through the reinvestment of dividends and other distributions paid in respect of Class B shares are also Class B shares. However, for purposes of conversion to Class A, all Class B shares in a
shareholder's  Fund account that  were   purchased   through  the
reinvestment   of  dividends  and  other distributions  paid in respect of
Class B shares (and that have not converted to Class A shares as provided in the following sentence) are considered to be held in a separate sub-account. Each time any Class B shares in the shareholder's Fund account (other than those in the sub-account referred to in the preceding sentence) convert to Class A, a pro rata portion of the Class B shares then in the sub-account also converts to Class A. The portion is determined by the ratio that the shareholder's Class B shares converting to Class A bears to
the shareholder's   total  Class  B  shares  not  acquired  through
dividends  and distributions.

	The conversion of Class B shares to Class A shares is subject to the continuing availability of a ruling of the Internal Revenue Service that payment of different dividends on Class A and Class B shares does not result in the Fund's dividends or distributions constituting "preferential dividends" under the Internal Revenue Code of 1986, as amended (the "Code"), and the continuing availability of an opinion of counsel to the effect that the conversion of shares does not constitute a taxable event under the Code. The conversion of Class B shares to Class A shares may be suspended if this opinion is no longer available, In the event that conversion of Class B shares of not occur, Class B shares would continue to
be  subject  to  the   distribution   fee  and  any incrementally  higher
transfer agency costs attending the Class B shares for an indefinite period.

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IV.  Exchange Privileges

        Shareholders of a Fund may exchange their shares at net asset value for shares of the same Class in certain other of the Smith Barney Mutual Funds as set forth in the prospectuses for such Fund. Class A shareholders who wish to exchange all or part of their shares for Class A shares of a Fund sold subject to a sales charge equal to or lower that that assessed with respect to the shares of the Fund being exchanged may do so without paying a sales charge. Class A shareholders of a Fund who wish to exchange all or part of their shares for Class A shares of a Fund sold subject to a sales charge higher than that assessed with respect to the shares of the Fund being exchanged are charged the appropriate "sales charge differential." Funds only permit exchanges into shares of money market funds having a plan under the Rule if, as permitted by paragraph (b) (5) of Rule 11a-3 under the 1940 Act, either (i) the time period during which the shares of the money market funds are held is included in the calculations of the CDSC or (ii) the time period is not included but the amount of the CDSC is reduced by the amount of any payments made under a plan adopted pursuant to the Rule by the money market funds with respects to those shares. Currently, the Funds include the time period during which shares of the money market fund are held in the CDSC period. The exchange privileges applicable to all Classes of shares must comply with Rule 11a-3 under the 1940 Act.


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		 Smith Barney Sponsored Investment Companies
		   Operating under Rule 18f-3 - Schedule A

Smith Barney Adjustable Rate Government Income Fund
Smith Barney Aggressive Growth Fund Inc.
Smith Barney Appreciation Fund Inc.
Smith Barney Arizona Municipals Fund Inc.
Smith Barney California Municipals Fund
Smith Barney Concert Series Inc. -
  Aggressive Portfolio
  Growth Portfolio
  Traditional Portfolio
  Balanced Portfolio
  Income Portfolio
Smith Barney Equity Funds -
  Smith Barney Strategic Investors Fund
  Smith Barney Growth and Income Fund
Smith Barney Fundamental Value Fund Inc.
Smith Barney Funds, Inc. -
  Equity Income Portfolio
  Income Return Account Portfolio
  Short-Term U.S. Treasury Securities Portfolio
  U.S. Government Securities Portfolio
Smith Barney  Income Funds
  Smith Barney  Premium  Total Return Fund
  Smith Barney Convertible Fund
  Smith Barney  Diversified  Strategic Income Fund
  Smith Barney  High Income Fund
  Smith Barney  Tax-Exempt  Income Fund
  Smith  Barney  Exchange  Reserve Fund
  Smith Barney Utilities Fund
Smith Barney Institutional Cash Management Fund Inc.
  Cash Portfolio
  Government Portfolio
  Municipal Portfolio
Smith Barney Investment Funds Inc. -
  Smith Barney Special Equities Fund
  Smith Barney Government Securities Fund
  Smith Barney Investment Grade Bond Fund
  Smith Barney Growth Opportunity Fund
  Smith Barney Managed Growth Fund
Smith Barney Investment Trust -
  Smith Barney Intermediate Maturity California Municipals Fund
  Smith Barney Intermediate Maturity New York Municipals Fund



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		      Smith Barney Investment Companies
			    Schedule A -Page Two


Smith Barney Managed Governments Fund Inc.
Smith Barney Managed Municipals Fund Inc.
Smith Barney Massachusetts Municipals Fund
Smith Barney Money Funds, Inc. -
  Cash Portfolio
  Government Portfolio
  Retirement Portfolio
Smith Barney Municipal Money Market Fund, Inc.
Smith Barney Muni Funds -
  California Limited Portfolio
  California Money Market Portfolio
  Florida Portfolio
  Florida Limited Portfolio
  Georgia Portfolio
  Limited Term Portfolio
  National Portfolio
  New York Portfolio
  New York Money Market Portfolio
  Ohio Portfolio
  Pennsylvania Portfolio
Smith Barney Natural Resources Fund Inc.
Smith Barney New Jersey Municipals Fund Inc.
Smith Barney Oregon Municipals Fund
Smith Barney Telecommunications Trust -
  Smith Barney Telecommunications Growth Fund
Smith Barney World Funds, Inc. -
  Emerging Markets Portfolio
  European Portfolio
  Global Government Bond Portfolio
  International Equity Portfolio
  International Balanced Portfolio
  Pacific Portfolio